Exhibit 10.6

THIRD AMENDMENT TO STANDARD INDUSTRIAL NET LEASE

THIS THIRD AMENDMENT TO STANDARD INDUSTRIAL NET LEASE (this “Amendment”) is entered into as of this 22nd day of October, 2012 (the “Execution Date”), by and between BMR-SORRENTO WEST LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to JBC Sorrento West, LLC (“Original Landlord”)), and TROVAGENE, INC., a Delaware corporation (“Tenant,” as successor-by-merger to Xenomics, Inc. (“Original Tenant”)).

RECITALS

A.                                         WHEREAS, Original Landlord and Original Tenant entered into that certain Standard Industrial Net Lease dated as of October 28, 2009 and Addendum to Standard Industrial Net Lease attached thereto (collectively, the “Original Lease”), as amended by that certain First Amendment to Standard Industrial Net Lease dated as of September 28, 2011 (the “First Amendment”) and that certain Second Amendment to Standard Industrial Net Lease dated as of December 27, 2011 (the “Second Amendment,” collectively, as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises consisting of a total of approximately eight thousand forty-one (8,041) Rentable Square Feet and comprised of the following spaces: (i) the “Current Premises” consisting of approximately five thousand two hundred eighty (5,280) Rentable Square Feet, commonly known as known as Suites B and C and (ii) the “Additional Premises” consisting of approximately two thousand seven hundred sixty-one (2,761) Rentable Square Feet, commonly known as Suite A (the “Additional Premises” and, together with the Current Premises, the “Premises”) from Landlord in the building at 11055 Flintkote Avenue in San Diego, California (the “Building”);

B.                                         WHEREAS, Landlord and Tenant desire to extend the Lease Term; and

C.                                         WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

l.                                          Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

2.                                      Lease Term Extension.  The Lease Term is hereby extended for approximately thirty-six (36) months and the Expiration Date is hereby amended to mean December 31, 2017. The period from December 28, 2014 through the new Expiration Date is referred to herein as the “Extension Term.”

3.                                      Minimum Monthly Rent.  Commencing on the first day of the Extension Term, Tenant shall pay to Landlord Minimum Monthly Rent for the Premises in accordance with the chart below:

Dates	Rentable Square Feet	Minimum Monthly Rent 1!£r Rentable Square Foot	Minimum Monthly Rent		Annual Minimum Monthly Rent
December 28, 2014 - December 27, 2015	8,041	$2.35	$18,896.35		$226,756.20
December 28, 2015 - December 27, 2016	8,041	$2.42	$19,459.22		$233,510.64
December 28, 2016 - December 27, 2017	8,041	$2.49	$20,022.09		$240,265.08
December 28, 2017 - December 31, 2017	8,041	$2.57	$20,665.37	*	$247,984.44	*

* Note: Rental amounts are based on a full calendar month and calendar year, as applicable.

4.                                      Tenant Improvements.

4.1.                            Tenant shall cause the work (the “Tenant Improvements”) described in the Work Letter attached hereto as Exhibit A (the “Work Letter”) to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed One Hundred Forty-Four Thousand Seven Hundred Thirty-Eight Dollars ($144,738) (based upon Eighteen Dollars ($18) per Rentable Square Foot of Premises (the “TI Allowance”). The TI Allowance may be applied to the costs of (n) construction, (o) project review by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Improvements, including the TI Allowance), (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y)

costs resulting from any default by Tenant of its obligations under the Amended Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.2.                            Tenant shall have until the date (the “TI Deadline”) that is the earlier of (a) eight (8) months after the Execution Date and (b) one hundred thirty-five (135) days after Substantial Completion (as defined below) of the Tenant Improvements to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. In the event Tenant does not use the entire TI Allowance by the TI Deadline, Tenant shall be entitled to a rent credit equal to the lesser of (a) the unused portion of the TI Allowance and (b) Eight Dollars ($8) per Rentable Square Foot of Premises. Tenant shall deliver to Landlord (y) a certificate of occupancy for the Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor. The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items.

4.3.                            Upon the expiration or earlier termination of the Amended Lease, Tenant shall not be required to remove any Tenant Improvements approved by Landlord in accordance with the Work Letter. Such Tenant Improvements shall be and remain the property of Landlord, shall not be removed by Tenant at any time during the Lease Term and, upon the expiration or earlier termination of the Amended Lease, shall remain upon and be surrendered with the Premises as a part thereof.

5.                                      Landlord Work.  Landlord, at its sole cost and expense, shall replace the current sixty (60) kilowatt back-up generator serving the Premises with a new one hundred twenty-five (125) kilowatt back-up generator (the “Generator”) and connect the Generator to the Premises’ emergency electrical panel (the “Landlord Work”). Tenant shall be entitled to use up to its proportionate share (after deducting any power from the Generator required for the Common Areas) of power from the Generator on a non-exclusive basis with other tenants in the Building. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Costs. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator in good working condition, but shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for thirty (30) days after Tenant provides Landlord with written notice of the need for such repairs or maintenance (subject to extension on a day-for-day basis as a result of Force Majeure and any other event outside of Landlord’s control); provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be liable unless Landlord does not commence performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. The provisions of Article 10 of the Lease shall apply to the Generator.

6.                                      Rooftop Installation Area.

6.1.                            Tenant may use those portions of the roof of the Building approved in writing by Landlord (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

6.2.                            Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of the Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

6.3.                            Tenant shall comply with any roof or roof-related warranties.  Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any applicable laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by governmental authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

6.4.                                 If Tenant’s Rooftop Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Center that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Center by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

6.5.                            Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

7.                                      Utilities. Within thirty (30) days after the Execution Date, Tenant shall cause the electric and gas service supplied to the Premises to be transferred into Tenant’s name and shall pay the applicable utility provider directly for all amounts due in accordance with Article 10 of the Lease.

8.                                      Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in this Amendment.

9.                                      Relocation Space. Upon Tenant’s written request, Landlord shall endeavor to provide expansion space within the Center or to relocate Tenant to a larger space within the Center or at another property owned by Landlord or an affiliate of Landlord; provided, that, in each case, Landlord (or Landlord’s affiliate) and Tenant can mutually agree upon acceptable terms for such relocation or expansion space, as applicable. Landlord shall endeavor to provide Tenant with any such relocation options (or the lack thereof) within ten (10) business days after Landlord’s receipt of Tenant’s written request therefor. For purposes of clarity, Landlord’s and Tenant’s inability to mutually agree upon the terms for any relocation or expansion space shall not affect the validity of the Amended Lease in any way and the Amended Lease shall continue in full force and effect.

10.                               Option to Extend Term. Tenant shall have the option (the “Option”) to extend the Lease Term by three (3) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Lease Term pursuant to the Option shall be on all the same terms and conditions as the Amended Lease, except as follows:

10.1.                         Minimum Monthly Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Sorrento Valley submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and in each case shall be further increased on each annual anniversary of the

Option term commencement date by three percent (3%). Tenant may, no more than twelve (12) months prior to the date the Lease Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (m) the size of the Premises, (n) the length of the Option term, (o) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances, moving allowances and brokerage commissions, (p) Tenant’s creditworthiness and (q) the quality and location of the Building and the Center. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a MAI appraiser with local knowledge of the Sorrento Valley laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Sorrento Valley submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. If the lower determination of the FMV is within ten percent (10%) of the higher determination of the FMV, then the average of the two determinations of the FMV shall be deemed the FMV. Otherwise, the Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence and the Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. If the average of the two (2) FMV determinations is not used as set forth above, the arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator (or determined by averaging the two (2) FMV determinations, if applicable) shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Minimum Monthly Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Minimum Monthly Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Minimum Monthly Rent equal to the Minimum Monthly Rent payable with respect to the last year of the then-current Lease Term. After the final determination of Minimum Monthly Rent payable for the Option term, the parties shall promptly execute a written amendment to the Amended Lease specifying the amount of Minimum Monthly Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

10.2.                     The Option is not assignable separate and apart from the Amended Lease.

10.3.                     The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months (but no more than twelve (12) months) prior to the end of the expiration of the then-current Lease Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

10.4.                     Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a)                                 During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Amended Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b)                                 At any time after any Event of Default as described in Article 21 of the Lease (provided, however, that, for purposes of this Section 10.4(b), Landlord shall not be required to provide Tenant with notice of such Event Default) and continuing until Tenant cures any such Event of Default, if such Event of Default is susceptible to being cured; or

(c)                                  In the event that Tenant has defaulted in the performance of its monetary or other material obligations under the Amended Lease two (2) or more times and a service or late charge has become payable under Section 22.4 of the Lease for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

10.5.                     The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 10.4.

10.6.                          All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease two (2) or more times and a service or late charge under Section 22.4 of the Lease has become payable for any such default, whether or not Tenant has cured such defaults.

11.                               Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Jones Lang LaSalle Brokerage, Inc. (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

12.                                     No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

13.                               Notices. Notwithstanding anything in the Amended Lease to the contrary, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery or by overnight delivery with a reputable nationwide overnight delivery service. If given by personal delivery, any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one business (1) day after deposit with a reputable nationwide overnight delivery service. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:

Trovagene, Inc.

11055 Flintkote Avenue, Suite B

San Diego, California 92121

Attn: Keith McCormick.

14.                                     Effect of Amendment.   Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.  In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

15.                                     Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

16.                                     Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-SORRENTO WEST LP,
a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

TROVAGENE, INC.,
a Delaware corporation

By:	/s/ Stephen Zaniboni
Name:	Stephen Zaniboni
Title:	CFO

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 22nd day of October, 2012, by and between BMR-SORRENTO WEST LP, a Delaware limited partnership (“Landlord”), and TROVAGENE, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Third Amendment to Standard Industrial Net Lease dated as of October 16, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Amendment”), by and between Landlord and Tenant for the Premises located at 11055 Flintkote Avenue in San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amended Lease.

1.                                      General Requirements.

1.1.                            Authorized Representatives.

(a)                                 Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Federico Mina as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Amended Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)                                 Tenant designates Keith McCormick (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2.                            Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule.  The

Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.                            Landlord’s Architects. Contractors and Consultants. Landlord hereby approves Tenant’s use of Biosources, Inc. as the general contractor for the construction of the Tenant Improvements. The architect, engineering consultants, design team, general contractor (if other than Biosources, Inc.) and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2.                                      Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance and in accordance with the Approved Plans (as defined below), the Schedule, the Approved Budget, the Amended Lease and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Tenant commences the Tenant Improvements. Any actual Excess TI Costs shall be distributed by Landlord in accordance with Section 6.3. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s rent obligations, beginning after Landlord has completed the final accounting for the Tenant Improvements. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Amended Lease for nonpayment of rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered rent. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

2.1.                            Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2.                            Construction Plans.  Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate governmental authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3.                            Changes to the Tenant Improvements.  Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)                                 Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b)                                   Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4.                            Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

3.                                      Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Amended Lease and this Work Letter and (c) in accordance with applicable laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (v) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with applicable laws), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (w) all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (x) certificates of insurance required by the Amended Lease to be purchased and maintained by Tenant, (y) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (z) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements.

4.                                      Insurance.

4.1.                            Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Amended Lease), property insurance insuring Landlord,

BioMed Realty, L.P. and BioMed Realty Trust, Inc., and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2.                            Workers’ Compensation Insurance.  At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by applicable laws.

5.                                      Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.                                      TI Allowance.

6.1.                            Application of TI Allowance. Landlord shall contribute, in the following order, the TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 4 of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements by the TI Deadline, then Tenant shall be entitled to a credit of such unused portion of the TI Allowance, but only to the extent set forth in Section 4.2 of the Amendment. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Tenant Improvements. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amended Lease.

6.2.                                Approval of Budget for the Tenant Improvements.  Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amended Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due.  Landlord shall not be obligated to reimburse  Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3.                            Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with applicable laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with applicable laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (y) the applicable contractors, subcontractors and material suppliers or (z) Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved Budget or as a result of Tenant’s decision to pay for the Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Amended Lease and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2 above, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Article 4 of the Amendment.   For purposes of clarity, the election of whether Landlord pays the applicable contractors, subcontractors and material suppliers directly

(pursuant to (y) above) or pays Tenant (pursuant to (z) above), shall be in Landlord’s sole discretion, provided that Landlord shall choose either (y) or (z).

7.                                      Miscellaneous.

7.1.                            Number; Headings. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

7.2.                            Attorneys’ Fees. If either party commences a demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Work Letter, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith (regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed).

7.3.                            Time of Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

7.4.                            Covenant and Condition.  Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

7.5.                            Withholding of Consent.  Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

7.6.                            Invalidity. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.7.                            Intemretation. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.8.                            Successors. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of the Amended Lease restricting assignment or subletting.

7.9.                            Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

7.10.                     Power and Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Work Letter have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

7.11.                     Countemarts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

7.12.                     Amendments; Waiver. No provision of this Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.13.                     Waiver of Jury Trial.  To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Work Letter; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Work Letter or the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:
BMR-SORRENTO WEST LP,
a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:
TROVAGENE, INC.,
a Delaware corporation

By:	/s/ Stephen Zaniboni
Name:	Stephen Zaniboni
Title:	CFO